CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	November 19, 2012
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND COMPLETES PURCHASE OF
FIRST SHARES INC., IN PLATTEVILLE, WISCONSIN

Dubuque, Iowa, November 19, 2012-Heartland Financial USA, Inc. (NASDAQ: HTLF) today announced that it has closed on the purchase of First Shares Inc. (FSI), parent company of First National Bank of Platteville in Platteville, Wisconsin.

The merger agreement, which received shareholder approval on November 2, 2012, and all regulatory approvals, provides for all outstanding shares of FSI to be converted into a combination of cash and shares of Heartland common stock. Based on the 30-day average closing price of Heartland common shares, FSI shareholders will receive .8677 shares of Heartland and $18.37 in cash for each FSI share tendered. The aggregate purchase price was $10.9 million. Simultaneous with closing of the transaction, First National Bank has been merged into Heartland's Wisconsin Bank & Trust subsidiary.

The transaction included assets of approximately $129 million, loans of $88 million and deposits of $113 million as of September 30, 2012. Prior to the transaction closing, Wisconsin Bank & Trust had assets of $512 million, loans of $356 million and deposits of $424 million. The merger expands the number of Wisconsin Bank & Trust locations from seven to ten and adds three communities in southwestern Wisconsin to the bank's service area.

About Heartland Financial USA, Inc.

Heartland Financial USA, Inc. is a $4.6 billion diversified financial services company providing commercial and retail banking, residential mortgage, wealth management, investment services, insurance and consumer finance services. Heartland currently has 68 banking locations in 46 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota and mortgage loan production offices in California, Nevada, Wyoming, Idaho and North Dakota. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

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Safe Harbor Statement

This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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